Exhibit 99.2
CORPORATE PARTICIPANTS
Steven Gerard
CBIZ, Inc. — CEO
Jerry Grisko
CBIZ, Inc. — President and COO
Ware Grove
CBIZ, Inc. — CFO
CONFERENCE CALL PARTICIPANTS
Josh Vogel
Sidoti & Company — Analyst
Jim Macdonald
First Analysis — Analyst
Bill DiTullio
Boenning & Scattergood — Analyst
Vincent Colicchio
Noble Financial — Analyst
Rob Kirkpatrick
Cardinal Capital — Analyst
Ted Hillenmeyer
Northstar Partners — Analyst
PRESENTATION

Operator
All participants please stand by. Your teleconference will begin momentarily. One again, all parties please standby; your teleconference will begin momentarily. Thank you for your patience. Good morning, Ladies and Gentlemen and welcome to the CBIZ third quarter 2008 results conference call. (OPERATOR INSTRUCTIONS) Please note that this conference is being recorded. I will now turn the call over to Mr. Steven Gerard. Mr. Gerard, you may begin.

Steven Gerard - CBIZ, Inc. — CEO
Thank you, John and good morning everyone. Thank you for calling into CBIZ’s third quarter 2008 conference call. Before I begin my comments, I’d like to remind you of a few things.
As with all of our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you’re welcome to listen. However, I ask that if you have questions you hold them until after the call and we’ll be happy to address them at that time. This call is also being webcast and you can access the call over our website. You should have all received a copy of the press release we issued this morning. If you didn’t, you can access it on the website or you can call the corporate office.
Finally, please remember that during the course of this call we may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations and predictions of the future. Actual results can and sometimes do differ materially from those projected in forward-looking statements. Additional information concerning the factors that could cause actual results to differ materially from those in forward-looking statements is contained in our SEC filings, Form 10-K and press releases.
Joining me on the call this morning are Jerry Grisko, our President and Chief Operating Officer and Ware Grove, our Chief Financial Officer.
This morning before the open we were pleased to report our third quarter operating results. In what can only be described as somewhat unusual economic times, we are very pleased to have reported an increase in revenue of 11% for the quarter and our earnings per share was up 33%. These results are consistent with the guidance that we have been giving you all year. I will hold my comments on the economy and the future until the end and turn it over to Ware to walk you through the operating results.

Ware Grove - CBIZ, Inc. — CFO
Yes. Thanks, Steve. As is my normal practice, I want to take several minutes to run through some of the highlights of the numbers we released this morning with our results for the third quarter and nine months ended September 30, 2008.
Total revenue for the third quarter was $168.2 million, which was an 11.3% increase over revenue for the third quarter a year ago. Same-unit revenue increased by 5.6%, with every business segment reporting an increase during the third quarter compared with a year ago. Same-unit revenue for the Financial Services group increased by 8.2%, the Employee Services group reported a same-unit increase of 1.4%, the Medical Management Professional’s group reported a same unit-increase of 5.8%, and the National Practices group, which is primarily comprised of our technology services business, reported a same-unit revenue increase of 5.3% in the third quarter. But I should mention that this is primarily due to the good performance of several of the non-technology service business units within this group.
Acquisitions that have been completed within the past 12 months contributed an additional $8.6 million, net of divestitures, for a contribution to revenue growth of 5.7% in the third quarter compared with a year ago. I want to again remind you that in the fourth quarter of 2007 we acquired Healthcare Business Resources, a $30 million emergency medical billing services company. That acquisition, along with the others, are all performing well and we are pleased that when combined with the 5.6% same-unit growth, the total revenue growth in the third quarter is 11.3%.
For the third quarter of 2008, net income from continuing operations was $4.9 million, or $0.08 per fully diluted earnings per share, compared with $3.8 million or $0.06 per share for the third quarter of 2007.
Now turning to the nine months ended September of 2008, total revenue was $541.3 million, which was an increase of 11.3% over the revenue for the same period a year ago. Same-unit revenue for the nine months has increased by 5.4%, and acquisitions net of divestitures contributed an additional 5.9% to revenue growth for the nine months ended September 2008.
For the nine months ended compared with a year ago, same-unit revenue in our Financial Services group grew by 7.9%, the Employee Services same-unit revenue grew by 3.0%, same-unit revenue in the Medical Management Professionals group grew by 6.6%, and for the National Practices group, which again is primarily comprised of our technology services business units, the same-unit revenue declined by 4.6% for the nine months ended September 2008 compared with a year ago.
Net income from continuing operations was $29.6 million, or $0.47 per fully diluted share for the nine months ended September 2008. That compares with $25.2 million, or $0.38 per share for the same period a year ago. As I mentioned in the second quarter conference call earlier this year, you will again note that the effective tax rate is lower in 2008 compared with the prior year. This is the result of a favorable determination on IRS audit issues that were resolved. For the full year of 2008 we continue to expect an effective tax rate of approximately 39%, which is slightly lower than the 40% expected rate that we outlined in the beginning of 2008.
Now everyone is painfully aware that the equity markets have not performed well this year. And as a reminder, remember that we account for market gains or losses on our deferred compensation plan assets on our other income and expense line. There is an equal and offsetting income to compensation expense that is included in both operating expense and general and administrative expense. So there is no impact to pretax income and, of course, no impact to the reported net income and the related earnings per share. In the third quarter the loss on these assets was approximately $1.9 million and this impacted reported operating income margin by approximately 110 basis points. For the nine months, the amount included in other expense was approximately $3.8 million and this impacted the reported operating income margin by approximately 70 basis points. Other expenses in the third quarter and nine months this year also include an impairment charge of approximately $1.4 million related to an auction rate security that we hold.
At September 30th, 2008, the amount outstanding on our $150 million unsecured credit facility was $60 million. This facility includes five banks and is led by Bank of America as our agent bank. This is a small bank group and we stay relatively close to each bank. I can tell you that this group is fully committed to CBIZ. With only $60 million outstanding against the $150 million facility, we have significant unutilized borrowing capacity.
Now most of you are aware that we also have $100 million of convertible notes issued and outstanding and you’re generally aware that there are some accounting changes for this that begin in January of 2009. Essentially what we’ll need to do in 2009 is bifurcate the debt portion from the equity portion of that convertible note instrument. As we do the assessments, which we’re working our way through, we have a preliminary estimate that the impact in 2009 would have less than a $0.05 per share impact on a non-cash basis for the 2008 results, which I’ll just point out to you is less than 10% of the expected earnings for 2008. We’re still finalizing our analysis and we expect to have further details down the road. But we also intend to report the equivalent cash earnings per share. This will be a non-cash adjustment to earnings for the amortized debt discount on the debt portion of the convertible note. As we get more details we can get more specific about that, but that’s our estimate at this point in time.

Cash flow for the year continues to be steady and strong. Days sales outstanding on receivables was 71 days at September 30 and that compares to 71 days at September 30 a year ago. So the cash flow from our clients has remained steady through the first nine months of 2008. Through September 30 we have spent approximately $25.8 million on investments related to acquisitions that we have closed earlier this year, plus the earn-out contingent payments that we made on prior year acquisitions. In addition, we have repurchased approximately $4.3 million shares at a cost of approximately $37.5 million through the first nine months. Also through the first nine months, capital spending was approximately $5.1 million, including approximately $2.5 million of spending that occurred in the third quarter. Operating cash flow continues to be strong and we continue to have good access to capital. Now I’ll remind you that our priority on our use of capital continues to be directed towards strategic acquisitions.
So in summary, we are extremely pleased with our results for the third quarter and for the year-to-date through the first nine months of 2008. The economic environment will present challenges going forward, but we are on pace to achieve our goals for 2008, which include an increase in revenue of more than 10%, and we expect an increase in earnings per share from continuing operations to be within a range of 20% to 25%, over the normalized $0.43 per share that we recorded for 2007.
So with those comments I’ll conclude and I’ll turn it back over to Steve.

Steven Gerard - CBIZ, Inc. — CEO
Thank you, Ware. I wish to echo also how pleased we are with our operating results. Let me remind everyone that the third quarter is traditionally our weakest quarter. For us to post $0.08 versus $0.06 in the quarter gives us an indication that the hard work being put in by all of our employees is paying off.
Let me make a few other comments about where the strength and possible weaknesses are. We’re seeing continued good demand in our Financial Services group, and most of the increase is a result of additional hours through the nine months. In our Employee Services group, as we have reported before, our group health practice remains strong. They continue to be negatively impacted by both the property and casualty market weakness, as well as our wealth management business being negatively impacted by the value of assets that we manage. That did not change in the quarter. In fact, on the asset side, probably got a little bit worse.
Our MMP business remains strong year-over-year. We did see a slight decline in the number of procedures in the third quarter and therefore a slight decline in the cash collected by the doctors in the quarter. This typically happens when perhaps people don’t use the facilities, the hospital facilities, quite as much. We don’t believe that that’s an indication of a trend at this point because there are a number of other factors in the medical practice business, including the timing of new business, the loss of old business and a number of other things that affect revenue. But certainly the quarter-to-quarter revenue was off very, very slightly, even though total revenue year-over-year was up dramatically.
As Ware has pointed out, our cash flow remains strong. We gave guidance of $80 million EBITDA for the year and we remain on course for that this year. We’re seeing our DSOs the same as they were last year. We’re seeing our cash collections remain on target from where we expected them to be. So while there may well be uncertainty in small businesses across the United States, for the most part we again have not been seeing too many evidences of economic distress in our portfolio. That does not mean we’re not blind to everything we see and hear, and know that next year could present, as Ware pointed out earlier, challenges to our model. At the conclusion of the call we’ll give you some indication of how we think next year works out.
With that I’d like to stop. I’ll make one more comment because it’s usually asked on the calls. I’ve commented in the last two conference calls that our acquisition pipeline is as robust or more so than it’s ever been. That remains true. We did not close anything in the third quarter, and until transactions are closed, we don’t announce them. But the pipeline remains very, very strong.
With that I’d like to stop and take questions from our analysts and shareholders.
QUESTION AND ANSWER

Operator
Thank you. (OPERATOR INSTRUCTIONS) Our first question comes from Josh Vogel from Sidoti & Company. Please go ahead.

Josh Vogel - Sidoti & Company — Analyst
Good morning. Thank you. My first question, I was curious about your exposure to auction rate securities and whether you think the impairment charge you took in Q3, is that something that we could see again in Q4?

Ware Grove - CBIZ, Inc. — CFO
Yes. Hi, Josh. How are you? Yes. Remember that the accounting rules on auction rate securities or fair value accounting is that if you have an other-than-temporary impairment you’re required to take a charge to the income statement. We’ve decided to do that in the third quarter as kind of a conservative measure. We continue to hold several issues and auction rate securities at par is slightly over $13 million. Throughout the year we’ve seen a couple of auction rate security issuers redeem at par, and I think all the issuers are looking for alternatives to capital and they’re redeeming their auction rate securities if they’re able to at par. So at this point in time we continue to have the ability to hold all these until maturity. We don’t need the short term liquidity. But we felt in the third quarter that it would be a good measure to take an other-than-temporary impairment charge for one of the securities.

Steven Gerard - CBIZ, Inc. — CEO
Josh, we had about $22 million when we started. We’re down to about $13 million today. There’s only one issue we have that we think is in trouble or may be in trouble and that issue actually has a financial guarantee behind it. We do not expect at this point, absent some catastrophic move in the markets, to take any additional adjustment in the fourth quarter. Quite frankly, we believe that this is good money. But you can’t hold these in a suspense account too long. The accounting definition really requires you to make some decision, and we just decided to do it in the third quarter.

Josh Vogel - Sidoti & Company — Analyst
Okay. Great. That’s helpful. Thank you. Shifting gears a little bit. We know that a good chunk of your business, 80% roughly is very sticky. It’s typically insensitive to the economy in general. But I was curious about the other 20%, the IT consulting, the M&A valuation, and financial consulting work. How has that been holding up?

Steven Gerard - CBIZ, Inc. — CEO
Well the 5,500 people we have working here would probably question whether even the 80% isn’t a struggle. But let’s assume that we continue to hold that, and by struggle I mean more on pricing than on relationships. The other business is holding up all right, with the exception of the technology business. As we’ve reported in the first, second and now the third quarter, our technology business, except for the Edward Jones business which is 50% of our technology business — Edward Jones business is going just fine — the other 50% is installation and software and hardware, as well as network maintenance. Installations are far and few between, so that business has been down and I expect will continue to be down for some time. The project-related work that’s in our valuation business continues to be very strong this year. So we’re not seeing any significant change there. To the extent that we do project work in our Financial Services group, Financial Services are doing well across the board. To the extent there’s any weakness there, it really hasn’t become apparent.

Josh Vogel - Sidoti & Company — Analyst
Okay. Great. Now with the HBR acquisition, are they close to hitting all their earn-out targets?

Steven Gerard - CBIZ, Inc. — CEO
Oh, HBR is doing very, very well. This is the first year for earn-out, it’s a multiple year earn-out, and I fully expect they’ll hit their earn-out.

Josh Vogel - Sidoti & Company — Analyst
Okay. Great. And just lastly, I know you touched on the acquisition pipeline and it sounds like there’s a lot of good opportunities out there. I was curious if your focus right now is on smaller deals, like what you completed earlier this year? Or will we see something along the lines of an HBR-size acquisition?

Steven Gerard - CBIZ, Inc. — CEO
I think the answer is yes to both. We continue to look at the smaller, more traditional acquisitions that we make, and we have within the pipeline, a number of transactions that are of that size (HBR) or larger. We’re really looking at both.

Josh Vogel - Sidoti & Company — Analyst
Okay. Great. Thank you very much.

Operator
Jim Macdonald is on the line with a question from First Analysis. Please go ahead.

Jim Macdonald - First Analysis — Analyst
Yes, just following up on that one to start. Are you seeing acquisition pricing better at this stage? And is it likely we’ll see a transaction soon?

Steven Gerard - CBIZ, Inc. — CEO
We’re not seeing a dramatic change, Jim, in acquisition pricing. Again, you have to almost go segment by segment. Financial Services group, the pricing has remained pretty much the same and there are really very few buyers for cash out there. The Employee Services group continues to be extraordinarily competitive with, up until very recently, private equity and banks, and the market hasn’t really changed dramatically there yet. On our MMP side, I would say that there have been two or three transactions and actually, a billing company has announced within the last 30 days. So there’s a degree of competition as well.
So no, we have not seen as a result of anything going on in the economy, a dramatic shift in pricing. As to the timing of any potential acquisitions, we are hopeful that we will conclude some by the end of the year. But as you know as well as we do, these can be large, they’re complicated and they don’t always happen when you want them to. So we’re not going to make any projections as to timing.

Jim Macdonald - First Analysis — Analyst
And switching gears to the MMP group, there is some softness there. I mean, there have been industry reports that people aren’t going to the hospital because of the economy. Do you think that’s part of it? And maybe you could comment on competition in that space?

Steven Gerard - CBIZ, Inc. — CEO
Well let me start. MMP is doing extremely well. The fact that the number of procedures in the third quarter were very slightly less than the number of procedures reported in the second quarter could really be a combination of factors and it’s too soon for us to tell whether this is a trend of any type. Industry knowledge will tell us that in tough economic times people do put off going to doctors and they do put off surgeries where they can. I would point out, however, that a good deal of what we do is not necessarily elective. When you think about anesthesia and ER doctors and to a large extent, radiologists, those tend to be tied with operations that I would guess for the most part you don’t have a lot of discretion.
But yes, industry data will tell you that in bad times people hold off going to doctors. And people who are paying for their own medical care make different decisions. The other thing that we’re seeing in the market, and I think I touched on this in the last call, is we are seeing a degree of pricing pressure within the various specialties that we have. Our new business for the most part is coming in a little bit less than our existing business, in terms of pricing, and I don’t have any doubt that as we renegotiate our contracts, which are multiple year contracts, there will be great pricing pressure. The offset to that is we have historically grown that business by the acquisition of new practices, the organic growth, at a very fast clip. We continue to be hopeful that to the extent there is softness in the market, and we don’t know yet, that we’ll make it up with the continued new sales.

Jim Macdonald - First Analysis — Analyst
Thanks. And let me ask one more question and I’ll get back in queue. The operating expenses seem quite a bit lower than I would have expected. Some of that’s due to the rabbi trust issue. I don’t know if you can break that out between operating expenses and G&A? But also is there anything else? I mean, did you reduce staff in anticipation of a soft economy or anything?

Ware Grove - CBIZ, Inc. — CFO
No, Jim. I think client demand continues to be strong and generally while we watch staffing, headcount and related cost pretty carefully, I don’t think there have been any proactive adjustments, as you hinted might be done. But in terms of the deferred compensation allocation of those expenses I talked about, in the third quarter the reduction in operating expense was roughly $1.6 million and for the year to date number, the reduction to operating expense was approximately $3.2 million. Of course the balance worked its way through the G&A expense in terms of the allocation between the two categories.

Jim Macdonald - First Analysis — Analyst
Great. Thanks.

Operator
Bill DiTullio from Boenning & Scattergood is on the line. Please go ahead.

Bill DiTullio - Boenning & Scattergood — Analyst
Good morning. Thank you for taking my question. I was wondering if you could describe the potential and initiatives that you’re working for increasing operating leverage in each of your three segments in the coming quarters?

Steven Gerard - CBIZ, Inc. — CEO
Yes. Again, I think you have to take it segment by segment. First, across the board we are conscious of what the markets may look like next year. So as we roll into our business plan and budget process, we are taking the appropriate actions to make sure that our headcounts don’t get out of alignment and that our expenses are aligned with the revenue. I would characterize our philosophy going into the next couple quarters as being as stringent, if not more stringent in our review of expenses and headcount. You’ll note, and I’m sure you do, that that’s where the vast majority of our expenses are.
On the Financial Services side, we’re putting more and more effort into improving the number of hours that represent the utilization of our existing workforce and we are trying to get as much out of that as we can. On the Employee Services side, again, other than watching headcount and continuing to look for technological improvements, we are probably business as usual. On the MMP side we continue to look at outsourcing some of our functions and the greater use of technology. But when you get down to it, this is a business where 70% of our expenses are in our people. So we need to be very, very focused on making sure we have the right headcount and the right expense base opposite the revenue that we expect.

Bill DiTullio - Boenning & Scattergood — Analyst
Great, and if you had to rank it, would there be one segment where you think you can improve it better than the other?

Steven Gerard - CBIZ, Inc. — CEO
Over time we believe that we have a 100 to 200 basis points improvement opportunity in our Financial Services and our Employee Services groups and perhaps a little bit less, but still a significant basis opportunity in our MMP group as well.

Bill DiTullio - Boenning & Scattergood — Analyst
Okay. Great. You talked a little bit about pricing. Could you give a little more color where you think, specifically for Financial Services, the pricing will be affected in ‘09?

Steven Gerard - CBIZ, Inc. — CEO
I don’t think we know yet. I think this market is either in real turmoil or people think it is, and we’re just not close enough to it. We’re in the process of doing our business plans and our budgets for next year. We don’t have a good sense and I would suggest to you that if things are in fact bad across the country in our target markets, then there will be pricing pressure in all of our businesses. Historically, the Financial Services group improves its pricing year-over-year. The question is not going to be if it goes up, but by how much. The Employee Services, you need to appreciate most of the pricing of our benefits business and our P&C business is somewhat out of our hands. The pricing for the most part is set by the carriers, and we as a broker just get a piece of that. I would expect, as I said before, we’ll see pricing pressure on the MMP side as well. So the offset, whatever pricing pressure might be in the market, is first diligent expense management and second, new business growth.

Bill DiTullio - Boenning & Scattergood — Analyst
And then within the Employee Services segment also, do you have any thoughts on insurance premiums? Where they’re headed next year?

Steven Gerard - CBIZ, Inc. — CEO
I don’t at this point. Property and casualty has been down now for 18 months or perhaps longer. It’s a cyclical business. It’s reasonable to assume that if we come through the winter without disastrous impact, that perhaps we could see a strengthening there. But I think it’s too soon to call that.
The other piece that we have seen is the wealth management business. If you believe the markets, the equity markets are going to go up next year, we should pick something up there. But as a Company, and me personally, there’s an adage that we believe in and that is there are two types of forecasters, those that don’t know and those that don’t know they don’t know. We’re somewhere in there. So I would just assume, just say these are the factors that affect us. We can each watch them over time and take our own best guess at it.

Bill DiTullio - Boenning & Scattergood — Analyst
Okay. My last question is that during your investor day you talked about some of the growth initiatives within the Employee Services sector. More specifically, increasing sales productivity, doing cross serve revenue with MMP and integrating payroll in the benefits system. I was wondering if you could just give us an update on where they stand?

Steven Gerard - CBIZ, Inc. — CEO
Yes, sure, I’d be happy to. The implementation of Sales Force is working very well. We are generating better data, we have better management tools, and we’re starting to use them in our monthly reviews. While I can’t say that the SFA program has at this point generated definable revenue, it has clearly made the process of managing the sales effort much, much better, especially on the Employee Services side, and it is being picked up on the other side.
With respect to our CBIZ Solutions product, we mentioned we expect to roll that out in the first quarter of next year, so it has no impact right now. It’s too soon to tell as to what the economic impact is, but we think we have a market differentiator in the product.
And the third item was?

Bill DiTullio - Boenning & Scattergood — Analyst
Cross-serve with MMP?

Steven Gerard - CBIZ, Inc. — CEO
Yes, cross-serving with MMP. We actually have put in place the first significant program, which is the offering of an insurance product, medical malpractice insurance to the various doctor groups. The last number I saw was that probably has generated at least a couple hundred thousand dollars to us. So that’s beginning to get traction as well.

Bill DiTullio - Boenning & Scattergood — Analyst
Great. Thank you, guys.

Operator
Our next question comes from Vincent Colicchio from Noble Financial. Please go ahead.

Vincent Colicchio - Noble Financial — Analyst
Good morning, guys. On the MMP business, can you give us an update as far as where you stand in terms of lowering your costs through offshore means? As part of that question, are you seeing competitive dynamics from offshore affect you there?

Steven Gerard - CBIZ, Inc. — CEO
We continue to increase the number of procedures that we have coded offshore. I think the number is up around 35% to 40% right now. We’re beginning to see margin improvement slowly coming out of that as we reduce some of the headcount that had been previously attached to that function. That has two pieces to it. In the first piece, and I think I reported on this before, we’re going very slowly to make sure it gets done right, so we tend to carry a few extra people. And in some of the offices where we’re doing it, that function by itself doesn’t represent a complete person. But we are starting to see slowly a margin improvement, and we are actively looking at other functions and testing them as we speak.
We’re not seeing any competitive issue from offshoring. I’m not quite sure whether you’re talking about pricing from offshore or other companies.

Vincent Colicchio - Noble Financial — Analyst
Pricing.

Steven Gerard - CBIZ, Inc. — CEO
We have three different firms we use and they compete with each other. We have not seen an increase in our pricing for what we’re offshoring.

Vincent Colicchio - Noble Financial — Analyst
Last quarter you said on the Financial Services side that you made some investments after the first of the year that should start bearing fruit, and in essence were in people. Do you expect it to bear some fruit in terms of associated revenue in the second half of the year? Are we starting to see that?

Steven Gerard - CBIZ, Inc. — CEO
We’re hired a number of people in the first 6 months with excellent backgrounds to build out a number of our specialties. I can’t say at this point that the strength of Financial Services is directly attributable to those people. I think it’s much more of a positioning of the product to go forward. But no, I can’t identify for you a specific dollar amount on the investment. We’re now just being able to provide much better service and much better products to our clients.

Vincent Colicchio - Noble Financial — Analyst
And one housekeeping item for Ware. What was cash from operations in the quarter?

Ware Grove - CBIZ, Inc. — CFO
Oh. Are you talking about free cash flow?

Vincent Colicchio - Noble Financial — Analyst
No. The actual cash from operations from your cash flow statement?

Ware Grove - CBIZ, Inc. — CFO
Oh. I’m sorry; I don’t have the cash flow statement in front of me Vince. If at the end of the second quarter we have $60 million outstanding in debt and we did not increase debt in the third quarter, but we spent roughly $9 million to $10 million of non-operating cash for both earn-outs and related acquisitions plus share repurchases, you can infer that the operating cash flow was approximately $10 million for the third quarter.

Vincent Colicchio - Noble Financial — Analyst
Okay. Thanks, guys.

Operator
Our next question comes from Rob Kirkpatrick from Cardinal Capital. Please go ahead.

Rob Kirkpatrick - Cardinal Capital — Analyst
Good morning and congratulations. Could you possibly expand your line of credit in this current market, or is that pretty much fixed at the level that it is offered at today?

Steven Gerard - CBIZ, Inc. — CEO
We believe that we, if we want to or need to, can expand our line of credit with the existing bank groups. We have also spoken to a number of other banks who have expressed serious aggressive interest in joining our existing facility.

Rob Kirkpatrick - Cardinal Capital — Analyst
And if indeed there were an expansion of that, would that still be due in 2011? Or would that then probably get pushed out a few more years at that point?

Ware Grove - CBIZ, Inc. — CFO
Yes, Rob, this is Ware. The current facility actually goes until November of 2012, and there is no reason to believe that if we expanded it, we would change the maturity of the current facility.

Steven Gerard - CBIZ, Inc. — CEO
No. We certainly wouldn’t shorten it.

Rob Kirkpatrick - Cardinal Capital — Analyst
Right. No. But it was a question of lengthening it.

Ware Grove - CBIZ, Inc. — CFO
Yes.

Rob Kirkpatrick - Cardinal Capital — Analyst
And then Steve, this is the first quarter that I’ve seen you buy back as little stock as you have in terms of number of shares in a long time. I’m just wondering if you wanted to offer any commentary on that?

Steven Gerard - CBIZ, Inc. — CEO
Well I think this is what you can infer. We have said for five years in a row that the best use of our next dollar is for acquisitions, and when the acquisition pipeline was strong enough we would do less in share repurchases. We did less in repurchases, so I think the inference one can draw from there is that we have a strong pipeline and we have a degree of confidence some amount of that will close. So we’ll keep our powder dry for that.

Rob Kirkpatrick - Cardinal Capital — Analyst
Great, and then Ware, a question for you on details. Non-cash stock compensation in the quarter and provision for bad debts, each about $1 million?

Ware Grove - CBIZ, Inc. — CFO
Yes, that’s about right, Rob. The stock compensation expense, bear with me just one second here, in the quarter was approximately $1 million, and year-to-date it’s roughly $2.8 million.

Rob Kirkpatrick - Cardinal Capital — Analyst
Okay. Great. And Steve, you indicated you’re going to offer some comments at the end on possibly next year. Is that what I understand?

Steven Gerard - CBIZ, Inc. — CEO
We won’t give our normal guidance until next call. But I’ll make a comment or two on what we’re seeing. Sure.

Rob Kirkpatrick - Cardinal Capital — Analyst
Great. Thank you so much.

Operator
Our next question comes from Jim Macdonald from First Analysis. Please go ahead.

Jim Macdonald - First Analysis — Analyst
A couple quick follow ups. Where was the auction rate impairment? Was that tax affected? Or is that not tax affected?

Ware Grove - CBIZ, Inc. — CFO
Well the number I gave you was a pretax charge, and that’s an expense that you apply the tax. It’s tax affected just like any other expense.

Jim Macdonald - First Analysis — Analyst
Okay. And you talked before about, you know, obviously the market going down. What is the impact on your Employee Services group? And if the assets go down 20%, how big a part of Employee Services is that?

Ware Grove - CBIZ, Inc. — CFO
The wealth management group within Employer Services is maybe 10% of the entire Employee Services group. So yes, it does have an impact to the extent that revenue is derived based on the assets under management or on the assets that we advise. As Steve is pointing out, it might be more than 10%. It’s probably closer to 15% or 20% of the total Employee Services group.

Jim Macdonald - First Analysis — Analyst
Okay. Thanks.

Operator
Our next question comes from Ted Hillenmeyer from Northstar Partners. Please go ahead.

Ted Hillenmeyer - Northstar Partners — Analyst
Ware, do you know with the convert change in accounting rules, if you incur that $0.05, how much debt would come down?

Ware Grove - CBIZ, Inc. — CFO
Yes. I say it’s less than $0.05 by the way. You have to discount, so if we got $100 million, you discount the debt piece and the remaining piece is the equity portion. The reported debt may come down $15 to $20 million, more or less in that range. There are a number of more precise calculations that we need to do. But that’s the approximate range.

Ted Hillenmeyer - Northstar Partners — Analyst
And for the quarter, your EBITDA was $12.8 million. Would you expect roughly that for Q4, as well?

Ware Grove - CBIZ, Inc. — CFO
It could be slightly higher. As Steve pointed out, our third quarter is typically our most challenging quarter. So I’d expect at least that in the fourth quarter.

Ted Hillenmeyer - Northstar Partners — Analyst
And when you guided to $80 million in EBITDA, is that excluding the non-cash stock compensation?

Ware Grove - CBIZ, Inc. — CFO
No. That just excludes the traditional D&A and interest expense, working your way back through the income statement.

Ted Hillenmeyer - Northstar Partners — Analyst
And then on the balance sheet, the restricted cash, is that client’s cash? Is that not your cash?

Ware Grove - CBIZ, Inc. — CFO
Yes, the restricted cash. We do have client cash on the balance sheet, which is related to the payroll business. The restricted cash is some capital required to support our broker dealer operations and also some client cash that we administer in the payment of employee benefit or premium trust, if you will, administrative services. So we put that into restricted cash.

Ted Hillenmeyer - Northstar Partners — Analyst
So you’re saying the cash of the clients shows up in cash and cash equivalent?

Ware Grove - CBIZ, Inc. — CFO
Well the client cash related to the payroll business, because we capture an amount of float there, that’s in a separate client cash account. It’s not in operating cash and it’s not in restricted cash. Restricted cash is two components. One component is in fact client cash related to a premium administration service we provide, kind of an HR outsourcing function. And secondly, it’s the capital required to support the activities for our broker dealer. The operating cash is the traditional operating cash receipts and disbursements and the cash captured and or invested in short term instruments on a daily basis, directly attributable to operating cash receipts and disbursements.

Ted Hillenmeyer - Northstar Partners — Analyst
And the auction rate securities you said was $13 million. Which line item does that show up in?

Ware Grove - CBIZ, Inc. — CFO
That’s going to be separate. It’s not going to be in a cash line, it’s going to be in a different investment line. I don’t know that it’s in the balance sheet summary at this point.

Ted Hillenmeyer - Northstar Partners — Analyst
And then did I catch that you didn’t indicate whether you made buy back subsequent to the end of the quarter?

Ware Grove - CBIZ, Inc. — CFO
In the press release we made a fairly modest level of buy backs. I think it was 561,000 shares during the third quarter. Now remember, since September 15, we’ve been in a blackout period until today. So unless we put a 10b5-1 program in place, which from time to time we have done, but unless we did that we’re prohibited from doing share repurchase activity during that time.

Ted Hillenmeyer - Northstar Partners — Analyst
And then earn-outs, I didn’t catch how much you said you paid towards earn-outs? And then do you have an expectation of what you’ll have to pay in the future?

Ware Grove - CBIZ, Inc. — CFO
The earn-outs will vary on a year-to-year basis. Right now we have a tail, if you will, of expected earn-outs in future years of roughly $15 million and it’s been running between $10 million and $15 million a year. It just depends on the size and the number of acquisitions and the timing.

Ted Hillenmeyer - Northstar Partners — Analyst
I know you said you were going to mention or address ‘09 guidance. My one question on that is you guys have always talked to 10% revenue and 20% bottom line. If when you talk about that, if you can just address whether the tough economy makes that more difficult to do in a single year, and that’s all for me.

Operator
(OPERATOR INSTRUCTIONS) We have another question from Bill DiTullio. Please go ahead.

Bill DiTullio - Boenning & Scattergood — Analyst
Yes. I just want one quick follow up. I wasn’t sure if you mentioned this, but how many shares have you repurchased since the end of Q3?

Ware Grove - CBIZ, Inc. — CFO
Approximately 4.3 million shares, year-to-date through Q3.

Bill DiTullio - Boenning & Scattergood — Analyst
Okay. Great. Thank you.

Operator
At this time I show no questions.

Steven Gerard - CBIZ, Inc. — CEO
All right, well then let me wrap up this way. We may well be in very uncharted waters. Our client base remains active and strong, and yet we can’t ignore what we read and hear about in the media. This year will undoubtedly be the seventh consecutive year that we have posted 10% top line and a minimum of 20% bottom line growth. We see nothing today, and this is not guidance for next year, we’ll do that at the next call after we finish our budget review, but notwithstanding what’s going on in the market, we see nothing today that should change that for the foreseeable future, for the next few years.
If it turns out that the economy is much worse or that the impact on our client base is much worse, we will advise you of such at the next call. But right now we’re looking at a business model that has a very strong reoccurring revenue rate and a very, very high client retention rate. And while pricing may be difficult and each of our businesses may have a greater number of challenges than perhaps they’ve had in the past, we are still looking out at a plan that is at this point in time unchanged for 2009 and the future.
So to our analysts and shareholders and those that support us, I think it’s important that you understand that we understand that there are factors in the market that could change this. But at this point we’re not prepared to come off of the long term guidance that we have been giving regularly now for the last few years.
To our employees, again let me compliment each and every one of you on the great work for the quarter. This is the time when we should be reaching out to all of our clients to make sure they understand that we’re being supportive of them, to find the additional products and services that they need, and to make sure quite frankly that we’re holding their hands, both psychologically and with our products and services so they know that we’re supporting them.
I look forward to reporting our full year results in the next report, and thank you all for listening in.

Operator
Thank you. Ladies and Gentlemen, this concludes today’s conference. Thank you for participating. You may all disconnect.